EXHIBIT 8.1

                        List of significant Subsidiaries

The following is a list of Ispat International N.V.'s significant subsidiaries, each wholly-owned indirectly through intermediate holding companies:

     o Ispat Inland Inc., incorporated in the United States of America ("Ispat Inland");

     o    Ispat Mexicana, S.A. de C.V., incorporated in Mexico ("Imexsa");

     o    Ispat Sidbec Inc., incorporated in Canada ("Ispat Sidbec");

     o    Caribbean Ispat Limited, incorporated in Trinidad and Tobago ("CIL");

     o    Ispat Europe Group S.A., incorporated in Luxembourg ("Ispat Europe");

     o    Ispat Hamburger Stahlwerke GmbH, incorporated in Germany ('Ispat
          Hamburg");

     o Ispat Stahlwerk Ruhrort GmbH and Ispat Walzdraht Hochfeld GmbH, each incorporated in Germany (collectively referred to as "Ispat Duisburg"); and

     o    Ispat Unimetal S.A., incorporated in France, ("Ispat Unimetal").